EXHIBIT 99.2

KAR Auction Services, Inc.
Q4 and YTD 2020 Supplemental Financial Information
February 16, 2021

KAR Auction Services, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to net income (loss) from continuing operations for the periods presented:

	Three Months Ended December 31, 2020
(Dollars in millions), (Unaudited)	ADESA	AFC	Consolidated
Net income (loss) from continuing operations	$(38.5)	$21.4	$(17.1)
Add back:
Income taxes	(9.7)	6.3	(3.4)
Interest expense, net of interest income	21.5	8.8	30.3
Depreciation and amortization	47.7	2.9	50.6
Intercompany interest	0.1	(0.1)	—
EBITDA	21.1	39.3	60.4
Non-cash stock-based compensation	2.5	0.5	3.0
Acquisition related costs	4.1	—	4.1
Securitization interest	—	(6.2)	(6.2)
Loss on asset sales	0.2	—	0.2
Severance	0.9	—	0.9
Foreign currency (gains)/losses	1.7	—	1.7
Contingent consideration adjustment	4.7	—	4.7
Other	(1.7)	0.4	(1.3)
Total addbacks	12.4	(5.3)	7.1
Adjusted EBITDA	$33.5	$34.0	$67.5

	Three Months Ended December 31, 2019
(Dollars in millions), (Unaudited)	ADESA	AFC	Consolidated
Net income (loss) from continuing operations	$(12.6)	$27.9	$15.3
Add back:
Income taxes	0.6	8.7	9.3
Interest expense, net of interest income	23.3	15.0	38.3
Depreciation and amortization	46.6	3.5	50.1
Intercompany interest	0.9	(0.9)	—
EBITDA	58.8	54.2	113.0
Non-cash stock-based compensation	4.6	0.6	5.2
Acquisition related costs	1.8	0.1	1.9
Securitization interest	—	(13.0)	(13.0)
Loss on asset sales	0.4	—	0.4
Severance	8.9	0.7	9.6
Foreign currency (gains)/losses	0.3	—	0.3
Other	4.6	—	4.6
Total addbacks	20.6	(11.6)	9.0
Adjusted EBITDA	$79.4	$42.6	$122.0

	Year Ended December 31, 2020
(Dollars in millions), (Unaudited)	ADESA	AFC	Consolidated
Net income (loss) from continuing operations	$(79.1)	$79.6	$0.5
Add back:
Income taxes	(17.0)	21.9	4.9
Interest expense, net of interest income	88.3	39.0	127.3
Depreciation and amortization	178.8	12.5	191.3
Intercompany interest	1.1	(1.1)	—
EBITDA	172.1	151.9	324.0
Non-cash stock-based compensation	12.8	2.3	15.1
Acquisition related costs	8.8	—	8.8
Securitization interest	—	(27.3)	(27.3)
Loss on asset sales	1.3	—	1.3
Severance	11.1	0.4	11.5
Foreign currency (gains)/losses	4.9	—	4.9
Goodwill and other intangibles impairment	29.8	—	29.8
Contingent consideration adjustment	4.7	—	4.7
Other	2.1	0.4	2.5
Total addbacks	75.5	(24.2)	51.3
Adjusted EBITDA	$247.6	$127.7	$375.3

	Year Ended December 31, 2019
(Dollars in millions), (Unaudited)	ADESA	AFC	Consolidated
Net income (loss) from continuing operations	$(13.6)	$106.0	$92.4
Add back:
Income taxes	(0.1)	37.8	37.7
Interest expense, net of interest income	122.9	63.5	186.4
Depreciation and amortization	175.5	13.2	188.7
Intercompany interest	5.0	(5.0)	—
EBITDA	289.7	215.5	505.2
Non-cash stock-based compensation	17.6	2.7	20.3
Loss on extinguishment of debt	2.2	—	2.2
Acquisition related costs	11.6	0.6	12.2
Securitization interest	—	(54.9)	(54.9)
Loss on asset sales	2.1	—	2.1
Severance	14.3	1.0	15.3
Foreign currency (gains)/losses	(0.7)	—	(0.7)
IAA allocated costs	2.1	0.2	2.3
Other	6.0	—	6.0
Total addbacks	55.2	(50.4)	4.8
Adjusted EBITDA	$344.9	$165.1	$510.0

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	December 31, 2020
Net income (loss)	$2.8	$(32.3)	$47.1	$(17.1)	$0.5
Add back:
Income taxes	2.0	(4.6)	10.9	(3.4)	4.9
Interest expense, net of interest income	37.2	30.6	29.2	30.3	127.3
Depreciation and amortization	47.7	46.5	46.5	50.6	191.3
EBITDA	89.7	40.2	133.7	60.4	324.0
Non-cash stock-based compensation	5.3	2.9	3.9	3.0	15.1
Acquisition related costs	1.4	0.9	2.4	4.1	8.8
Securitization interest	(11.4)	(6.0)	(3.7)	(6.2)	(27.3)
Loss on asset sales	0.5	0.5	0.1	0.2	1.3
Severance	1.8	6.5	2.3	0.9	11.5
Foreign currency (gains)/losses	0.4	2.7	0.1	1.7	4.9
Goodwill and other intangibles impairment	—	29.8	—	—	29.8
Contingent consideration adjustment	—	—	—	4.7	4.7
Other	0.9	2.5	0.4	(1.3)	2.5
Total addbacks	(1.1)	39.8	5.5	7.1	51.3
Adjusted EBITDA	$88.6	$80.0	$139.2	$67.5	$375.3

Results of Operations

KAR Results

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions except per share amounts)	2020	2019	2020	2019
Revenues
Auction fees	$207.0	$261.0	$887.7	$1,115.3
Service revenue	173.5	243.0	737.4	1,018.2
Purchased vehicle sales	83.7	79.3	295.0	295.5
Finance-related revenue	65.4	88.0	267.6	352.9
Total revenues	529.6	671.3	2,187.7	2,781.9
Cost of services*	325.4	394.9	1,284.8	1,617.1
Gross profit*	204.2	276.4	902.9	1,164.8
Selling, general and administrative	139.7	164.7	545.4	662.0
Depreciation and amortization	50.6	50.1	191.3	188.7
Goodwill and other intangibles impairment	—	—	29.8	—
Operating profit	13.9	61.6	136.4	314.1
Interest expense	30.5	39.5	128.9	189.5
Other (income) expense, net	3.9	(2.5)	2.1	(7.7)
Loss on extinguishment of debt	—	—	—	2.2
Income (loss) from continuing operations before income taxes	(20.5)	24.6	5.4	130.1
Income taxes	(3.4)	9.3	4.9	37.7
Net income (loss) from continuing operations	(17.1)	15.3	0.5	92.4
Net income from discontinued operations	—	4.5	—	96.1
Net income (loss)	$(17.1)	$19.8	$0.5	$188.5
Net income (loss) from continuing operations per share
Basic	$(0.21)	$0.12	$(0.16)	$0.70
Diluted	$(0.21)	$0.12	$(0.16)	$0.70

* Exclusive of depreciation and amortization
Overview of KAR Results for the Three Months Ended December 31, 2020 and 2019
Overview
For the three months ended December 31, 2020, we had revenue of $529.6 million compared with revenue of $671.3 million for the three months ended December 31, 2019, a decrease of 21%. Business acquired in 2020 accounted for an increase in revenue of $8.5 million or 2% of revenue. For a further discussion of revenues, gross profit and selling, general and administrative expenses, see the segment results discussions below.
Depreciation and Amortization
Depreciation and amortization increased $0.5 million, or 1%, to $50.6 million for the three months ended December 31, 2020, compared with $50.1 million for the three months ended December 31, 2019. The increase in depreciation and amortization was primarily the result of depreciation and amortization for the assets of businesses acquired.
Interest Expense
Interest expense decreased $9.0 million, or 23%, to $30.5 million for the three months ended December 31, 2020, compared with $39.5 million for the three months ended December 31, 2019. The decrease was attributable to a decrease in the weighted average interest rate of approximately 1% and a decrease of $9.5 million in the average outstanding balance of corporate debt for the three months ended December 31, 2020 compared with the three months ended December 31, 2019. In addition, there was a decrease in interest expense at AFC of $6.3 million, which resulted from a decrease in the average finance receivables balance and interest rates for the three months ended December 31, 2020, as compared with the three months ended December 31, 2019. The decrease in interest expense was partially offset by an increase in interest expense on the interest rate swaps of approximately $1.6 million for the three months ended December 31, 2020.
Other (Income) Expense, Net
For the three months ended December 31, 2020, we had other expenses of $3.9 million compared with other income of $2.5 million for the three months ended December 31, 2019. The decrease in other (income) expense was primarily attributable to an increase in contingent consideration valuation of $4.7 million, an increase in foreign currency losses of $1.4 million and other miscellaneous items aggregating $0.3 million.

Income Taxes
We had an effective tax rate of 16.6% on a pre-tax loss for the three months ended December 31, 2020, compared with an effective tax rate of 37.8% for the three months ended December 31, 2019. The 2020 rate was unfavorably impacted by expense for the increase in the estimated value of contingent consideration for which no tax benefit has been recorded, as well as a greater proportion of earnings in higher tax jurisdictions. These were partially offset by the tax benefit from deductions related to stock-based compensation expenses and other discrete benefits.
Net Income from Discontinued Operations
On June 28, 2019, the Company completed the separation of its salvage auction business, IAA, through a spin-off, creating a new independent publicly traded salvage auction company. As such, the financial results of IAA have been accounted for as discontinued operations in the comparable 2019 results presented. For the three months ended December 31, 2020 and 2019, the Company's financial statements included income from discontinued operations of $0.0 million and $4.5 million, respectively.
Impact of Foreign Currency
For the three months ended December 31, 2020, fluctuations in the Canadian exchange rate increased revenue by $0.8 million, operating profit by $0.2 million, net income by $0.1 million and had no impact on net income per diluted share. For the three months ended December 31, 2020, fluctuations in the European exchange rate increased revenue by $4.0 million, increased operating profit by $0.3 million, decreased net income by $0.3 million and had no impact on net income per diluted share.
Overview of KAR Results for the Year Ended December 31, 2020 and 2019
Overview
For the year ended December 31, 2020, we had revenue of $2,187.7 million compared with revenue of $2,781.9 million for the year ended December 31, 2019, a decrease of 21%. Businesses acquired in 2019 and 2020 accounted for an increase in revenue of $26.8 million or 1% of revenue. For a further discussion of revenues, gross profit and selling, general and administrative expenses, see the segment results discussions below.
Depreciation and Amortization
Depreciation and amortization increased $2.6 million, or 1%, to $191.3 million for the year ended December 31, 2020, compared with $188.7 million for the year ended December 31, 2019. The increase in depreciation and amortization was primarily the result of certain assets placed in service over the last twelve months.
Goodwill and Other Intangibles Impairment
In light of the impact that the COVID-19 pandemic has had on the economy, forecasts for all reporting units were revised. These economic circumstances contributed to lower sales, operating profits and cash flows at ADESA Remarketing Limited (doing business as ADESA U.K.) through the first part of 2020 as compared to 2019, and the outlook for the business was significantly reduced. As a result of the updated forecasts, an impairment analysis of goodwill and intangibles was conducted. The change in circumstances resulted in the impairment of the goodwill balance totaling $25.5 million in our ADESA Remarketing Limited reporting unit and a non-cash goodwill impairment charge was recorded for this amount in the second quarter of 2020.

In addition, in the second quarter of 2020, a non-cash customer relationship impairment charge of approximately $4.3 million was also recorded in the ADESA Remarketing Limited reporting unit, representing the impairment in the value of this reporting unit’s customer relationships.
Interest Expense
Interest expense decreased $60.6 million, or 32%, to $128.9 million for the year ended December 31, 2020, compared with $189.5 million for the year ended December 31, 2019. The decrease was primarily attributable to a decrease in the weighted average interest rate of approximately 1.0% and a decrease of $360.9 million in the average outstanding balance of corporate debt for the year ended December 31, 2020, compared with the year ended December 31, 2019, resulting from the pay down of debt of approximately $1.3 billion in connection with the spin-off of IAA on June 28, 2019 and a net increase in term loan debt of approximately $0.5 billion in connection with the debt refinancing on September 19, 2019. In addition, there was a decrease in interest expense at AFC of $24.9 million, which resulted from a decrease in the average finance receivables balance and interest rates for the year ended December 31, 2020, as compared with the year ended December 31, 2019.
Other (Income) Expense, Net

For the year ended December 31, 2020, we had other expenses of $2.1 million compared with other income of $7.7 million for the year ended December 31, 2019. The decrease in other (income) expense was primarily attributable to an increase in foreign currency losses of $5.6 million and an increase in contingent consideration valuation of $4.7 million, partially offset by other miscellaneous items aggregating $0.5 million.

Loss on Extinguishment of Debt
In September 2019, we amended our Credit Agreement and recorded a $2.2 million pretax charge primarily resulting from the write-off of unamortized debt issue costs associated with Term Loan B-4 and Term Loan B-5.
Income Taxes
We had an effective tax rate of 90.7% for the year ended December 31, 2020, compared with an effective tax rate of 29.0% for the year ended December 31, 2019. The 2020 rate was unfavorably impacted by the goodwill and other intangibles impairment charge and expense for the increase in the estimated value of contingent consideration for which no tax benefits have been recorded, as well as significantly reduced earnings and a greater proportion of earnings in higher tax jurisdictions. These were partially offset by the tax benefit from law changes, deductions related to stock-based compensation expenses and other discrete benefits.
Net Income from Discontinued Operations
On June 28, 2019, the Company completed the separation of its salvage auction business, IAA, through a spin-off, creating a new independent publicly traded salvage auction company. As such, the financial results of IAA have been accounted for as discontinued operations in the comparable 2019 results presented. For the year ended December 31, 2020 and 2019, the Company's financial statements included income from discontinued operations of $0.0 million and $96.1 million, respectively.
Impact of Foreign Currency
For the year ended December 31, 2020, fluctuations in the Canadian exchange rate decreased revenue by $1.2 million, operating profit by $0.3 million, net income by $0.2 million and had no impact on net income per diluted share. For the year ended December 31, 2020, fluctuations in the European exchange rate increased revenue by $5.2 million, increased operating profit by $0.1 million, decreased net income by $0.1 million and had no impact on net income per diluted share. In addition, for the year ended December 31, 2020, as a result of the goodwill and other intangibles impairment in the U.K., fluctuations in the British pound exchange rate decreased net income by $0.3 million.

Impact of COVID-19 on Our Operations
The Company has been subject to numerous orders and directives that have impacted our ability to operate our business throughout North America and in Europe. As a result of restrictions on our operations, we have adjusted our business processes to meet the needs of our customers while complying with the various laws, regulations, mandates and directives in each individual market we operate. In many cases, we have had to limit the number of employees and customers within our physical locations at any given time and modify the delivery of services to our customers. However, we were able to make adjustments in our operations that have permitted us to improve performance.

New and used car retail activity was reduced to unprecedented levels in early April 2020. Auto retail operations were required to temporarily close and supply and demand for used cars was disrupted. By mid-April, we were experiencing improved retail automobile sales and demand for used vehicle supply was beginning to improve. The Company was prepared to meet the needs of the wholesale used car marketplace with its technology-based auction platforms throughout North America and in Europe. The Company believes that certain changes to its business processes that were necessitated by the COVID-19 outbreak are sustainable going forward. The Company has reduced the labor required to process wholesale auction transactions and reduced its selling, general and administrative expenses.

In March 2020, the Company had over 15,000 active employees. In early April 2020, the Company furloughed approximately 11,000 employees. Since then, we have called back approximately 6,000 of these furloughed employees. We notified approximately 5,000 furloughed employees that changes in our business processes have resulted in the elimination of their positions.

ADESA Results

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions, except per vehicle amounts)	2020	2019	2020	2019
Auction fees	$207.0	$261.0	$887.7	$1,115.3
Service revenue	173.5	243.0	737.4	1,018.2
Purchased vehicle sales	83.7	79.3	295.0	295.5
Total ADESA revenue	464.2	583.3	1,920.1	2,429.0
Cost of services*	308.4	370.9	1,205.7	1,520.7
Gross profit*	155.8	212.4	714.4	908.3
Selling, general and administrative	130.6	154.9	508.8	621.1
Depreciation and amortization	47.7	46.6	178.8	175.5
Goodwill and other intangibles impairment	—	—	29.8	—
Operating profit (loss)	$(22.5)	$10.9	$(3.0)	$111.7

On-premise vehicles sold	328,000	502,000	1,511,000	2,137,000
Off-premise vehicles sold	353,000	385,000	1,551,000	1,647,000
Total vehicles sold	681,000	887,000	3,062,000	3,784,000
Auction fees per vehicle sold	$304	$294	$290	$295
Gross profit per vehicle sold	$229	$239	$233	$240
Gross profit percentage, excluding purchased vehicles	40.9%	42.1%	44.0%	42.6%
Dealer consignment mix	31%	28%	26%	28%
Commercial mix	69%	72%	74%	72%

* Exclusive of depreciation and amortization
Overview of ADESA Results for the Three Months Ended December 31, 2020 and 2019
Revenue
Revenue from ADESA decreased $119.1 million, or 20%, to $464.2 million for the three months ended December 31, 2020, compared with $583.3 million for the three months ended December 31, 2019. The decrease in revenue was the result of a decrease in the number of vehicles sold, partially offset by an increase in purchase vehicle sales. Businesses acquired in 2020 accounted for an increase in revenue of $8.5 million. The change in revenue included the impact of an increase in revenue of $4.0 million due to fluctuations in the European exchange rate and $0.7 million due to fluctuations in the Canadian exchange rate.
On-premise marketplace sales are initiated online for vehicles at one of our locations across North America and include Simulcast, Simulcast+ and DealerBlock sales. Off-premise marketplace sales are initiated online and include Openlane, TradeRev, BacklotCars and ADESA Europe sales. The 23% decrease in the number of vehicles sold was primarily attributable to a 35% decrease in on-premise vehicles sold and an 8% decrease in off-premise vehicles sold. Volumes sold for the three months ended December 31, 2020 were materially impacted by the COVID-19 related restrictions placed on businesses. For the three months ended December 31, 2020 we held all sales through digital marketplaces to protect the health and well-being of our workforce and customers. All vehicles were offered online, cars were not driven through the auction lanes and we limited access to our physical locations to promote social distancing measures and help prevent the spread of COVID-19.
Service revenue for the quarter ended December 31, 2020 decreased $69.5 million, or 29%, primarily as a result of the decrease in vehicles sold. Typically consigned vehicles located at our facilities utilize our service offerings at a higher rate than off-premise vehicles.
Gross Profit
For the three months ended December 31, 2020, gross profit for ADESA decreased $56.6 million, or 27%, to $155.8 million, compared with $212.4 million for the three months ended December 31, 2019. Gross profit for ADESA was 33.6% of revenue for the three months ended December 31, 2020, compared with 36.4% of revenue for the three months ended December 31, 2019. Gross profit as a percentage of revenue decreased for the three months ended December 31, 2020 as compared with the three months ended December 31, 2019 primarily related to the increase in purchase vehicle sales and the impact of lower volumes. The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicles sold. Excluding purchased vehicle sales, gross profit as a percentage of revenue was 40.9% and 42.1% for the three months ended December 31, 2020 and 2019, respectively. Businesses acquired in 2020 accounted for an increase in cost of services of $5.0 million for the quarter ended December 31, 2020. We have also taken measures to reduce expenses to help protect our business while our operations have been impacted by COVID-19.
Selling, General and Administrative
Selling, general and administrative expenses for the ADESA segment decreased $24.3 million, or 16%, to $130.6 million for the three months ended December 31, 2020, compared with $154.9 million for the three months ended December 31, 2019, primarily due to decreases in compensation expense of $12.4 million, severance of $8.5 million, marketing costs of $4.0 million, travel expenses of $3.1 million, bad debt expense of $2.2 million, stock-based compensation of $2.1 million, other employee related expenses of $1.3 million, telecom expenses of $1.2 million, supplies expense of $1.1 million and other miscellaneous expenses aggregating $4.5 million, partially offset by increases in incentive-based compensation of $7.8 million, costs associated with acquisitions of $5.0 million, professional fees of $2.2 million and information technology costs of $1.1 million.
Overview of ADESA Results for the Year Ended December 31, 2020 and 2019
Revenue
Revenue from ADESA decreased $508.9 million, or 21%, to $1,920.1 million for the year ended December 31, 2020, compared with $2,429.0 million for the year ended December 31, 2019. The decrease in revenue was the result of a decrease in the number of vehicles sold and a decrease in average revenue per vehicle sold due to the mix of vehicles sold. Businesses acquired in 2019 accounted for an increase in revenue of $18.3 million, of which approximately $12.7 million was included in "Purchased vehicle sales." Businesses acquired in 2020 accounted for an increase in revenue of $8.5 million. The change in revenue included the impact of an increase in revenue of $5.2 million due to fluctuations in the European exchange rate and a decrease of $1.1 million due to fluctuations in the Canadian exchange rate.
On-premise marketplace sales are initiated online for vehicles at one of our locations across North America and include Simulcast, Simulcast+ and DealerBlock sales. Off-premise marketplace sales are initiated online and include Openlane, TradeRev, BacklotCars and ADESA Europe sales. The 19% decrease in the number of vehicles sold was comprised of a 29% decrease in on-premise vehicles sold and a 6% decrease in off-premise vehicles sold. Volumes sold for the year ended December 31, 2020 were materially impacted by the COVID-19 related restrictions placed on businesses throughout the world. Beginning the week of March 16, we experienced a significant decline in volumes, as customers began to cease operations in response to local, state and provincial directives. Throughout the second, third and fourth quarters, we held all sales through digital marketplaces to protect the health and well-being of our workforce and customers. All vehicles were offered online, cars were not driven through the auction lanes and we limited access to our physical locations to promote social distancing measures and help prevent the spread of COVID-19.
Service revenue for the year ended December 31, 2020 decreased $280.8 million, or 28%, primarily as a result of the decrease in vehicles sold and COVID-19 restrictions in the second quarter that limited our on-premise service offerings. Typically consigned vehicles located at our facilities utilize our service offerings at a higher rate than off-premise vehicles.
Gross Profit
For the year ended December 31, 2020, gross profit for ADESA decreased $193.9 million, or 21%, to $714.4 million, compared with $908.3 million for the year ended December 31, 2019. Gross profit for ADESA was 37.2% of revenue for the year ended December 31, 2020, compared with 37.4% of revenue for the year ended December 31, 2019. Gross profit as a percentage of revenue decreased for the year ended December 31, 2020 as compared with the year ended December 31, 2019, but we have taken measures to reduce expenses to help protect our business while our operations have been impacted by COVID-19, and vehicles sold online require less labor. In addition, our gross profit as a percentage of revenue is impacted by purchased vehicles. Excluding purchased vehicle sales, gross profit as a percentage of revenue was 44.0% and 42.6% for the years ended December 31, 2020 and 2019, respectively. The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicles sold. Businesses acquired in 2019 and 2020 accounted for an increase in cost of services of $20.6 million for the year ended December 31, 2020.
Selling, General and Administrative
Selling, general and administrative expenses for the ADESA segment decreased $112.3 million, or 18%, to $508.8 million for the year ended December 31, 2020, compared with $621.1 million for the year ended December 31, 2019, primarily due to decreases in compensation expense of $45.7 million, marketing costs of $16.4 million, travel expenses of $13.0 million, severance of $8.2 million, professional fees of $6.4 million, supplies expense of $5.9 million, stock-based compensation of $5.0 million, other employee related expenses of $4.9 million, telecom expenses of $4.8 million, other miscellaneous expenses aggregating $4.8 million and the recording of the Employee Retention Credit provided under the CARES Act and the Canada Emergency Wage Subsidy of $9.8 million, partially offset by increases in information technology costs of $5.7 million and costs associated with acquisitions of $6.9 million.
Goodwill and Other Intangibles Impairment
In light of the impact that the COVID-19 pandemic has had on the economy, forecasts for all reporting units were revised. These economic circumstances contributed to lower sales, operating profits and cash flows at ADESA Remarketing Limited (doing business as ADESA U.K.) through the first part of 2020 as compared to 2019, and the outlook for the business was significantly reduced. As a result of the updated forecasts, an impairment analysis of goodwill and intangibles was conducted. The change in circumstances resulted in the impairment of the goodwill balance totaling $25.5 million in our ADESA Remarketing Limited reporting unit and a non-cash goodwill impairment charge was recorded for this amount in the second quarter of 2020.
In addition, in the second quarter of 2020, a non-cash customer relationship impairment charge of approximately $4.3 million was also recorded in the ADESA Remarketing Limited reporting unit, representing the impairment in the value of this reporting unit’s customer relationships.

AFC Results

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions except volumes and per loan amounts)	2020	2019	2020	2019
AFC revenue	$65.4	$88.0	$267.6	$352.9
Cost of services*	17.0	24.0	79.1	96.4
Gross profit*	48.4	64.0	188.5	256.5
Selling, general and administrative	9.1	9.8	36.6	40.9
Depreciation and amortization	2.9	3.5	12.5	13.2
Operating profit	$36.4	$50.7	$139.4	$202.4

Loan transactions	327,000	443,000	1,519,000	1,783,000
Revenue per loan transaction, excluding “Warranty contract revenue”	$186	$178	$156	$178
* Exclusive of depreciation and amortization
Overview of AFC Results for the Three Months Ended December 31, 2020 and 2019
Revenue
For the three months ended December 31, 2020, AFC revenue decreased $22.6 million, or 26%, to $65.4 million, compared with $88.0 million for the three months ended December 31, 2019. The decrease in revenue was primarily the result of a 26% decrease in loan transactions, partially offset by a 4% increase in revenue per loan transaction. Warranty contract revenue decreased $4.2 million for the three months ended December 31, 2020, compared with the three months ended December 31, 2019, as PWI was sold in December 2020.

Revenue per loan transaction, which includes both loans paid off and loans curtailed, increased $8, or 4%, primarily as a result of an increase in loan values and a decrease in provision for credit losses for the three months ended December 31, 2020, partially offset by decreases in interest yield and average portfolio duration. Revenue per loan transaction excludes "Warranty contract revenue."
The provision for credit losses decreased to 0.6% of the average managed receivables for the three months ended December 31, 2020 from 1.9% for the three months ended December 31, 2019.
Gross Profit
For the three months ended December 31, 2020, gross profit for the AFC segment decreased $15.6 million, or 24%, to $48.4 million, or 74.0% of revenue, compared with $64.0 million, or 72.7% of revenue, for the three months ended December 31, 2019. The increase in gross profit as a percent of revenue was primarily the result of a 26% decrease in revenue and an 29% decrease in cost of services. The decrease in cost of services was primarily the result of decreases in PWI expenses of $3.0 million, compensation expense of $2.8 million, lot audits of $0.8 million and other miscellaneous expenses aggregating $0.4 million.
Selling, General and Administrative
Selling, general and administrative expenses at AFC decreased $0.7 million, or 7%, to $9.1 million for the three months ended December 31, 2020, compared with $9.8 million for the three months ended December 31, 2019. The decrease in selling, general and administrative expenses was primarily attributable to decreases in compensation expense of $0.5 million, severance of $0.4 million, PWI expenses of $0.4 million and other miscellaneous expenses aggregating $0.4 million, partially offset by an increase in incentive-based compensation of $1.0 million.
Overview of AFC Results for the Year Ended December 31, 2020 and 2019
Revenue
For the year ended December 31, 2020, AFC revenue decreased $85.3 million, or 24%, to $267.6 million, compared with $352.9 million for the year ended December 31, 2019.The decrease in revenue was primarily the result of a 12% decrease in revenue per loan transaction and an 15% decrease in loan transactions.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, decreased $22, or 12%, primarily as a result of an increase in provision for credit losses for the year ended December 31, 2020, as well as decreases in interest yield. Revenue per loan transaction excludes "Warranty contract revenue."
The provision for credit losses increased to 2.1% of the average managed receivables for the year ended December 31, 2020 from 1.7% for the year ended December 31, 2019.
Gross Profit
For the year ended December 31, 2020, gross profit for the AFC segment decreased $68.0 million, or 27%, to $188.5 million, or 70.4% of revenue, compared with $256.5 million, or 72.7% of revenue, for the year ended December 31, 2019. The decrease in gross profit as a percent of revenue was primarily the result of a 24% decrease in revenue and an 18% decrease in cost of services. The decrease in cost of services was primarily the result of decreases in compensation expense of $7.9 million, PWI expenses of $5.6 million, lot audits of $1.8 million, travel expenses of $1.1 million, incentive-based compensation of $0.5 million and other miscellaneous expenses aggregating $0.4 million.
Selling, General and Administrative
Selling, general and administrative expenses at AFC decreased $4.3 million, or 11%, to $36.6 million for the year ended December 31, 2020, compared with $40.9 million for the year ended December 31, 2019 primarily as a result of decreases in compensation expense of $1.1 million, travel expenses of $1.0 million, PWI expenses of $0.5 million, stock-based compensation of $0.5 million, severance of $0.5 million, promotion expenses of $0.5 million and other miscellaneous expenses aggregating $0.8 million, partially offset by an increase in information technology costs of $0.6 million.

LIQUIDITY AND CAPITAL RESOURCES
We believe that the significant indicators of liquidity for our business are cash on hand, cash flow from operations, working capital and amounts available under our Credit Facility. Our principal sources of liquidity consist of cash generated by operations and borrowings under our Revolving Credit Facility.

	December 31,
(Dollars in millions)	2020	2019
Cash and cash equivalents	$752.1	$507.6
Restricted cash	60.2	53.3
Working capital	924.6	726.8
Amounts available under the Revolving Credit Facility*	325.0	325.0
Cash flow from operations for the year ended	384.4	380.8
*    There were related outstanding letters of credit totaling approximately $28.5 million and $27.4 million at December 31, 2020 and 2019, respectively, which reduced the amount available for borrowings under the Revolving Credit Facility.
We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions. The COVID-19 pandemic has had, and is continuing to have, a significant impact on our business. As a result, we have implemented several measures that we believe will enhance liquidity for the foreseeable future. Some of these measures included reducing our compensation expense (including a reduction of base salaries across many levels of the organization, including the elimination of base salaries for our Chief Executive Officer, Chief Financial Officer and President and 50% reduction of base salaries for our other executive officers during the second quarter of 2020, furloughs and a reduction in force, among others), prohibiting non-essential business travel, suspending non-essential services provided by certain third parties at our locations, delaying or canceling capital projects at our on-premise marketplace locations and temporarily suspending the Company's quarterly dividend.
In addition, in June 2020 we issued and sold an aggregate of 550,000 shares Series A Preferred Stock of the Company in private placements for net proceeds of approximately $528.2 million.
We have also taken advantage of legislation introduced to assist companies during this time. In the second, third and fourth quarters of 2020, we recorded a total of approximately $8.3 million of employee retention credits taken under the CARES Act and approximately $16.0 million under the Canada Emergency Wage Subsidy. These credits partially offset salaries and medical costs recorded in the U.S. and Canada. We will continue to monitor and assess the impact the CARES Act and similar legislation in other countries may have on our business and financial results. As the impact of the COVID-19 pandemic on the economy and our operations evolves, we will continue to assess our liquidity needs. A continued disruption could materially affect our liquidity.

Summary of Cash Flows

	Year Ended December 31,
(Dollars in millions)	2020	2019
Net cash provided by (used by):
Operating activities - continuing operations	$384.4	$380.8
Operating activities - discontinued operations	—	161.2
Investing activities - continuing operations	(326.6)	(415.0)
Investing activities - discontinued operations	—	(37.4)
Financing activities - continuing operations	194.8	(1,163.8)
Financing activities - discontinued operations	—	1,317.6
Effect of exchange rate on cash	(1.2)	12.8
Net increase in cash, cash equivalents and restricted cash	$251.4	$256.2

Cash flow provided by operating activities (continuing operations) was $384.4 million for the year ended December 31, 2020, compared with $380.8 million for the year ended December 31, 2019. The increase in operating cash flow was primarily attributable to changes in operating assets and liabilities as a result of the timing of collections and the disbursement of funds to consignors for auctions held near period-ends, as well as a net increase in non-cash item adjustments, partially offset by decreased profitability attributable to reduced operations beginning March 20, 2020, resulting from COVID-19 restrictions on our business.
Net cash used by investing activities (continuing operations) was $326.6 million for the year ended December 31, 2020, compared with $415.0 million for the year ended December 31, 2019. The increase in net cash from investing activities was primarily attributable to:
•a net decrease in finance receivables held for investment of approximately $303.3 million;
•a reduction in capital expenditures of approximately $60.2 million; and
•net proceeds from the sale of PWI of approximately $24.3 million;
partially offset by:
•an increase in cash used for acquisitions of approximately $300.3 million.
Net cash provided by financing activities (continuing operations) was $194.8 million for the year ended December 31, 2020, compared with net cash used by financing activities of $1,163.8 million for the year ended December 31, 2019. The increase in net cash from financing activities was primarily attributable to:
•a decrease in net payments on long-term debt of $791.9 million. In the second quarter of 2019, the Company used net cash provided by financing activities from discontinued operations (cash received from IAA in the separation) to prepay its term loan debt. In addition, in the third quarter of 2019, the Company refinanced the outstanding Term Loan B-4 and Term Loan B-5 and repaid the remaining amount on the 2017 Revolving Credit Facility with the new Term Loan B-6;
•net proceeds of approximately $528.2 million received from the issuance of the Series A Preferred Stock in the second quarter of 2020;
•a decrease in dividends paid to stockholders of approximately $115.3 million;
•a decrease in the repurchase of common stock of $109.5 million; and
•a decrease in cash transferred to IAA of $50.9 million;
partially offset by:
•a net decrease in the obligations collateralized by finance receivables of approximately $194.9 million;
•a net decrease in borrowings on lines of credit of approximately $33.3 million; and
•an increase in cash used for payments of contingent consideration of approximately $21.8 million.